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                                                                     Exhibit 5.1
                                                                     -----------



                           [C. R. LOTTER LETTERHEAD]
                           -------------------------



May 18, 2001



Securities and Exchange Commission
450 Fifth Street
Washington, D. C. 20549

Re:  J. C. Penney Company, Inc.
     2001 Equity Compensation Plan
     -----------------------------

Dear Sirs:

As Executive Vice President, Secretary and General Counsel of J. C. Penney Company, Inc., a Delaware corporation ("Company"), I am familiar with the Restated Certificate of Incorporation of the Company, as amended, and its Bylaws, as amended.

I am also familiar with the J. C. Penney Company, Inc. 2001 Equity Compensation Plan ("Plan"), and the corporate proceedings taken to authorize the offer of shares of JCPenney common stock of 50c par value, together with the preferred stock purchase rights associated therewith (such common stock, together with such associated rights, being hereinafter referred to as the "JCPenney Common Stock"), of the Company thereunder. I have examined the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission on this date for the registration under the Securities Act of 1933, as amended, of 16,000,000 shares of JCPenney Common Stock to be offered pursuant to the Plan. I have also examined such other documents and records as I have deemed appropriate for the purposes of this opinion.

Based on the foregoing, I am of the opinion that the shares of JCPenney Common Stock to be offered pursuant to the Plan have been duly authorized and when issued, will have been legally issued, fully paid, and non-assessable.

I hereby consent to the reference to me in the above-mentioned Registration Statement and to the filing of this opinion as an exhibit to said Registration Statement.

Very truly yours,

/s/ Charles R. Lotter

Charles R. Lotter, Esq.